Exhibit 10.14

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made as of March 1, 2013, 2013 between Espey Mfg. & Electronics Corp. with its principal place of business located at 233 Ballston Avenue, Saratoga Springs, NY 12866 (the “Company”) and Peggy Murphy located at 91 Feeder Dam Rd., South Glens Falls, NY 12803 (the “Executive”).

1.            Terms of Employment

a.            Position. Company hereby employs the Executive as Director HR/Corp. Secretary/FSO, and the Executive accepts such employment with Company subject to the terms and conditions of this Agreement.

b.            Duties. Executive shall have such duties and responsibilities as may be assigned by the Board of Directors and Chief Executive Officer including the duties set forth in Exhibit A attached hereto.

c.            Dedication. Executive shall devote his full business time and best efforts to the business and affairs of the Company.

d.            Performance. Executive shall faithfully and diligently perform Executive’s duties and serve the Company to the best of Executive’s abilities.

e.            Permitted Activities. Executive may:

i.	serve on industry, trade, civic or charitable boards or committees;
ii.	engage in charitable activities and community affairs; and
iii.	manage personal investments, as long as such activities do not interfere with the performance of Executive’s duties and responsibilities.

2.            Compensation

a.            Base Salary

i.	Salary. Executive shall receive a Base Salary in the amount of $96,897.16 as approved by the Board of Directors.
ii.	Payment. The Base Salary shall be payable in accordance with the customary payroll practices of the Company, but in no event less frequently than monthly.
iii.	Adjustments. The Base Salary may be increased or decreased from time to time during the term of this Agreement in the sole discretion of the Company.

b.            Annual Bonus. For each fiscal year during the term of employment, the Executive shall be eligible to receive a bonus in the amount, if any, as may be determined from time to time by the Board in its sole discretion.

c.            Incentive Compensation. During the term of employment, the Executive shall be eligible to participate in any equity-based incentive compensation plan or program adopted by the Company.

3.            Expenses

a.            Reimbursement. Company shall pay all reasonable travel, dining and other ordinary, necessary and reasonable business expenses incurred by the Executive in the performance of his duties under this Agreement, subject to any limitations imposed by the Board.

b.            Substantiation. The Executive shall, as a condition of any such payment or reimbursement, submit verification, substantiation and documentation of the nature and amount of such expenses in accordance with the policies of Company from time to time.

4.            Vacation.

a.            Entitlement. The Executive shall be entitled to One Hundred Sixty (160) hours of vacation leave each year during the term of this Agreement without any deduction in his compensation, and at such times within each year as the Executive may determine, taking into account Company’s schedule and the Executive’s duties relative thereto, such vacation leave which shall not be forfeited at the end of each year if not fully utilized in that year, except as hereinafter provided.

b.            Vacation Benefits upon Termination. Upon the termination or expiration of the Executive’s employment by Company under this Agreement, the Executive shall be entitled to compensation for any unutilized vacation leave, however such unutilized vacation leave shall not exceed Four Hundred Eighty (480) hours.

5.            Benefits.

During the Employment Period, the Executive shall be entitled to participate in employee benefit plans generally made available to senior executives of the Company.

6.            Representations and Warranties. The Company and the Executive respectively represents and warrants to each other that each respectively is fully authorized and empowered to enter into the Agreement and that their entering into the Agreement and [to each parties’ knowledge] the performance of their respective obligations under the Agreement will not violate any agreement between the Company or the Executive respectively and any other person, firm or organization or any law or governmental regulation.

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7.            Confidential Information

a.            Obligation. The Executive agrees to maintain the strict confidentiality of all Confidential Information during the term of this Agreement and thereafter.

b.            Scope. For purposes of this Agreement, “Confidential Information” shall mean all information and materials of Company, and all information and materials received by Company from third parties (including but not limited to affiliates, subsidiaries, chapters, and members of Company), which are not generally publicly available and all other information and materials which are of a proprietary or confidential nature, even if they are not marked as such.

c.            Survival. This provision shall survive the termination of this Agreement indefinitely.

8.            Intellectual Property

a.            Ownership. Executive agrees that all copyrights, trademarks, patents, trade secrets, and other intellectual property rights to works or marks arising in from or in connection with the Executive’s employment by Company are “work made for hire” within the definition of Section 101 of the Copyright Act (17 U.S.C. 101) and shall remain the sole and exclusive property of Company.

b.            Assignment of Interest. To the extent any work product is not deemed to be a work made for hire within the definition of the Copyright Act, Executive with effect from creation of any and all work product, hereby assigns, and agrees to assign, to Company all right, title and interest in and to such work product, including but not limited to copyright, all rights subsumed thereunder, and all other intellectual property rights, including all extensions and renewals thereof.

c.            Moral Rights. Executive also agrees to waive any and all moral rights relating to the work product, including but not limited to, any and all rights of identification of authorship and any and all rights of approval, restriction or limitation on use, and subsequent modifications.

d.            Assistance. Executive further agrees to provide all assistance reasonably requested by Company, both during and subsequent to the Term of this Agreement, in the establishment, preservation and enforcement of Company’s rights in the work product.

e.            Return of Property. Upon the termination of this Agreement, Executive agrees to deliver promptly to Company all printed, electronic, audio-visual, and other tangible manifestations of work product, including all originals and copies thereof.

9.            Non-Competition

a.            Restrictions. During the term of this Agreement and for a period of nine (9) months following the Date of Termination, Executive shall not, directly or indirectly, without the prior written consent of the Company, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, or consultant of any entity, wherever situated, that is engaged in a business that competes with the Company or is similar in any way to the business conducted at any time by the Company (the “Restricted Business”).

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b.            Exceptions. Executive shall not be deemed to be in contravention of the foregoing if Employee participates as a passive investor holding up to 1% of the equity securities of an Entity engaged in the Restricted Business, which securities are publicly traded.

10.            Non-Solicitation.

During the term of this Agreement and for thirty-six (36) months after any termination of this Agreement, Contractor will not, without the prior written consent of the Company, either directly or indirectly, on Contractor ‘s own behalf or in the service or on behalf of others, solicit or attempt to solicit, divert or hire away any person employed by the Company or any customer of the Company.

11.            Non-Disparagement.

a.            Executive Obligation. Executive will not at any time, during or after the Term, disparage, defame or denigrate the reputation, character, image, products or services of the Company, or of any of its Affiliates, or, any of its or its Affiliate s directors, officers, stockholders, members, employees or agents.

b.            Company Obligation. The Company will not, except as may be required by law, issue any official press release or statement which is intended to disparage Executive.

12.            Acknowledgement. Executive [expressly] acknowledges that the covenants of this Agreement are supported by good and adequate consideration, and that such covenants are reasonable and necessary [in terms of duration, scope and geographic area] to protect the legitimate business interests of Company.

13.             Term of Employment

a.            Initial Term. The term of the Executive’s employment under this Agreement shall commence on the Effective Date and continue until June 30, 2015 (the “Term”), unless his employment is sooner terminated pursuant to the provisions of the Termination of Employment section.

b.            Automatic Renewal. Commencing on June 30, 2015 and on each anniversary of that date thereafter, the Term shall be extended for an additional one year period.

c.            Notice Not to Renew. Either party may give notice of the intention not to extend the Term in writing at least 60 days prior to each such anniversary date.

14.             Termination of Employment

a.            Termination Upon Death. This Agreement shall terminate automatically upon the death of the Executive.

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b.            Automatic Termination Upon Disability. This Agreement shall terminate automatically upon Total Disability of the Executive.

Total Disability. Total Disability means the Executive is unable to perform the duties set forth in this Agreement for a period of twelve consecutive weeks, or 90 cumulative business days in any 12-month period, as a result of physical or mental illness or loss of legal capacity.

c.            Termination Upon Retirement. The Executive may voluntarily terminate this Agreement at any time by reason of Retirement. Retirement means the cessation by Executive of all full-time employment of any kind.

d.            Termination by the Company For Cause. The Company shall have the right to terminate Executive’s employment under this Agreement at any time for Cause, which termination shall be effective immediately. Termination for “Cause” shall include termination for:

i.	breach of this Agreement by Executive;
ii.	intentional nonperformance or misperformance of such duties, or refusal to abide by or comply with the reasonable directives of his superior officers, or the Company’s policies and procedures;
iii.	Executive’s negligence in the performance of his material duties under this Agreement;
iv.	Executive’s dishonesty, fraud or misconduct with respect to the business or affairs of the Company, that in the reasonable judgment of the President and/or the Board of Directors materially and adversely affects the Company;
v.	Executive’s conviction of, or a plea of nolo contendere to, a felony or other crime involving moral turpitude; or
vi.	the commission of any act in direct or indirect competition with or materially detrimental to the best interests of Company that is in breach of Executive s fiduciary duties of care, loyalty and good faith to Company.

Cause will not, however, include any actions or circumstances constituting Cause under (i) or (ii) above if Executive cures such actions or circumstances within 10 days of receipt of written notice from Corporation setting forth the actions or circumstances constituting Cause. In the event Executive’s employment under this Agreement is terminated for Cause, Executive shall thereafter have no right to receive compensation or any other benefits under this Agreement.

e.            Termination by the Company Without Cause. The Company may, upon a majority vote of the Board of Directors, terminate the Executive’s employment under this Agreement without Cause at any time upon 30 days prior written notice to the Executive.

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f.            Termination Upon a Change in Control. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason in connection with or within one year after Change in Control, the Executive shall be entitled to Severance Benefits as stated in the Compensation Upon Termination section.

g.            Change in Control. For purposes of this Agreement, unless the Board determines otherwise, a Change of Control of the Company shall be deemed to have occurred at such time as:

i.	any person (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act)) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Company representing more than 50% of the Company s outstanding voting securities or rights to acquire such securities except for any voting securities issued or purchased under any employee benefit plan of the Company or its subsidiaries; or
ii.	any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; or
iii.	a plan of liquidation of the Company or an agreement for the sale or liquidation of the Company is approved and completed; or
iv.	the Board determines in its sole discretion that a Change in Control has occurred, whether or not any event described above has occurred or is contemplated.

h.            Termination by the Executive for Good Reason. If there is a change in control, the Executive may terminate his employment under this Agreement for Good Reason, in which case the Executive shall be entitled to Severance Benefits as stated in the Compensation Upon Termination section. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s written consent:

i.	a reduction of greater than twenty percent (20%) in the Executive’s Base Salary;
ii.	a material uncured breach by the Company of this Agreement; or
iii.	the Company requires Executive to locate his office to a location more than fifty miles outside of Saratoga Springs, New York.

i.            Termination by the Executive Without Good Reason. The Executive may terminate his employment under this Agreement at any time for any reason or no reason by giving the Company 30 days prior written notice of the termination. Following any such notice, the Company may reduce or remove any and all of Executive s duties, positions and titles with the Company, and any such reduction or removal shall not constitute Good Reason.

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j.            Notice Requirements. Any Termination by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with the Notice section of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which:

i.	indicates the specific termination provision in this Agreement relied upon,
ii.	to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and
iii.	if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date.

The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

k.            Date of Termination. “Date of Termination” means:

i.	if the Executive’s employment is Terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be,
ii.	if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and
iii.	if the Executive’s employment is terminated by reason of death, Retirement or Disability, the Date of Termination shall be the date of death or Retirement of the Executive or the Disability Effective Date, as the case may be.

l.            Release. Notwithstanding anything in the Compensation Upon Termination section to the contrary, in no event shall the Executive be entitled to receive any amounts, rights or benefits under the Compensation Upon Termination section unless the Executive executes a release of claims against the Company in form and substance as set forth in Exhibit B - Separation Agreement and General Release.

m.            Resignation. Upon termination of employment from the Company for any reason, the Executive shall resign and be deemed to have resigned as a director, officer, and any other position with the Company.

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15.            Compensation Upon Termination

a.            Accrued Obligations. “Accrued Obligations” shall mean, as of the Date of Termination, the sum of:

i.	the Executive’s base salary under this Agreement through the Date of Termination to the extent not theretofore paid,
ii.	any vacation pay, expense reimbursements and other cash entitlements accrued by the Executive as of the Date of Termination to the extent not theretofore paid subject to the limitation in 4.b,
iii.	any grants and awards vested or accrued under any equity-based incentive compensation plan or program and
iv.	all other benefits which have accrued as of the Date of Termination. For the purpose of this definition, except as provided in the applicable plan, program or policy, amounts shall be deemed to accrue ratably over the period during which they are earned, but no discretionary compensation shall be deemed earned or accrued until it is specifically approved by the Board in accordance with the applicable plan, program or policy.
v.	medical benefits, if available, on the same terms and costs that the Company offers its employees.

b.            Additional Compensation. “Additional Compensation” shall mean, as of the Date of Termination, an amount equal to nine (9) months of the Executive’s then-current annual base salary, and for a period of nine (9) months a continuation of medical benefits as provided in the Separation Agreement and General Release. The severance pay contemplated by this paragraph shall be paid in equal installments in accordance with the Company’s regular payroll practices, commencing on the first payroll period following the 30th day after the Date of Termination.

c.            Cause; Without Good Reason. If the Executive’s employment is terminated by the Company For Cause or By the Executive Without Good Reason during the Term, the Company shall provide to the Executive the Accrued Obligations, and there shall be no Additional Compensation and the Company shall have no other severance obligations under this Agreement. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

d.            Without Cause; With Good Reason. If the Executive’s employment is terminated By the Company Without Cause or By the Executive With Good Reason if there is a change in control during the Term, the Company shall provide to the Executive the Accrued Obligations and Additional Compensation as described above. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination and all Additional Compensation shall be payable in substantially equal monthly installments for a period of 9 months (the “Severance Period”) in accordance with the Company’s regular payroll practices.

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e.            Death, Disability or Retirement. If Executive s employment is terminated by reason of Executive’s death, Disability or Retirement, the Company shall pay to the Executive (or the Executive’s estate or beneficiaries) the Accrued Obligations and Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of Executive’s death, Disability or Retirement.

f.            Nature of Payments. Any amounts due under this Section are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

16.            Indemnification. The Company shall indemnify the Executive, to the maximum extent permitted by applicable law and by its certificate of incorporation, against all costs, charges and expenses incurred or sustained by the Executive in connection with any action, suit or proceeding to which he may be made a party by reason of being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company or any other corporation for which the Executive serves in good faith as an officer, director, or employee at the Company’s request.

17.             General Provisions

a.            Entire Agreement. This Agreement constitutes the entire agreement between the parties, and supersedes all prior agreements, representations and understandings of the parties, written or oral.

b.            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

c.            Amendment. This Agreement may be amended only by written agreement of the parties.

d.            Notices. All notices permitted or required under this Agreement shall be in writing and shall be delivered in person or mailed by first class, registered or certified mail, postage prepaid, to the address of the party specified in this Agreement or such other address as either party may specify in writing. Such notice shall be deemed to have been given upon receipt.

e.            Binding Effect. The rights and obligations provided herein shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

f.            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws rules.

g.            No Waiver of Rights. A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

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h.            Company. Any reference herein to action or determination by the Company shall mean majority vote of the Company’s Board of Directors.

i.            Severability. If any provisions of this Agreement shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Agreement and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

j.            Applicability of Section 409A of the Code.

(a)            Generally. This Agreement is intended to comply with Sections 409A of the Internal Revenue Code of 1986, as amended and the Treasury Regulations and IRS guidance thereunder (“Section 409A”). Notwithstanding anything to the contrary, this Agreement shall, to the maximum extent possible, be administered, interpreted, and construed in a manner consistent with Section 409A. If any provision of this Agreement provides for payment within a time period, the determination of when such payment shall be made within such time period shall be solely in the discretion of the Company.

(b)            Reimbursements. To the extent that any reimbursement, fringe or other in-kind benefit, or other, similar plan or arrangement in which the Executive participates during the Employment Term or thereafter provides for a “deferral of compensation” within the meaning of Section 409A: (i) the amount of expenses eligible for reimbursement provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive in any other calendar year; (ii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made as soon as practicable following the date on which such expenses were incurred and documented to the Company, but in no event later than the last day of the calendar year following the calendar year in which the applicable expense is incurred; (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit; and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses.

(c)            Termination Payments. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Executive’s employment shall be made unless and until the Executive incurs a “separation from service” within the meaning of Section 409A. In addition, with respect to any payments or benefits subject to Section 409A, reference to Executive’s “termination of employment” (and corollary terms) from the Company shall be construed to refer to the Executive’s “separation from service” (as determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied by the Company) from the Company and all entities aggregated with the Company under Section 409A. Notwithstanding anything to the contrary contained herein, if the Executive is a “specified employee” within the meaning of Section 409A, and if any or all of the payments or the continued provision of any benefits under Section 6 or any other provision of this Agreement are subject to Section 409A and payable upon a separation from service, then such payments or benefits that the Executive would otherwise be entitled to receive during the first six months after termination of employment shall be accumulated and paid or provided on the first business day after the six-month anniversary of termination of employment (or within 30 days following the Executive’s death, if earlier) in a single lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

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COMPANY
ESPEY MFG. & ELECTRONICS CORP.

By:	/s/ Mark St. Pierre
Its Duly Authorized Agent

EXECUTIVE

/s/ Peggy Murphy

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